Exhibit 10.11

Letter Agreement

May 30, 2017

Mr. James Brett

Dear Jim:

Pursuant to our discussions regarding your employment with J. Crew Group, Inc. (the “Company”), we thought it would be useful to lay out the terms and conditions of our agreement in this letter agreement (this “Agreement”) for all parties to sign. This Agreement will be effective as of the date hereof, with your employment to commence on or about July 10, 2017 on a date to be mutually agreed upon by you and the Company (the “Commencement Date”).

In consideration of the premises and mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you and the Company hereby agree as follows:

1. Employment.

(a) The Company hereby agrees to employ you during the “Employment Period” (as defined below) as its Chief Executive Officer and you hereby agree to serve the Company in such capacity. You will report solely and directly to the board of directors (the “Board”) of the Company. During the period commencing on your Commencement Date and ending on the date your Termination Date (as defined in Section 2(b) herein) (such period commencing on the Commencement Date and ending on the Termination Date, the “Employment Period”) you shall be appointed to, and serve as a member of, the Board. You shall have the duties, authority and responsibilities commensurate with your position as Chief Executive Officer, and with the highest level executive authority within the Company. Your employment shall be located at the Company’s headquarters in New York, New York.

(b) During the Employment Period (as defined below), you shall devote substantially all of your business time and energy, attention, skills and ability to the performance of your duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Company and its Affiliates (as defined below). Accordingly, you may not, directly or indirectly, without the prior written consent of the Company, operate, participate in the management, operations or control of, or act as an employee, officer, consultant, agent or representative of, any type of business or service (other than as an employee of the Company), provided that it shall not be a violation of the foregoing for you to (i) act or serve as a director, trustee or committee member of any civic or charitable organization, (ii) manage your personal, financial and legal affairs, or (iii) following twenty-four (24) months after the Commencement Date, sit on one industry trade or for-profit corporate board with the prior written consent of the Board, which consent shall not be unreasonably withheld, so long as such activities (described in clauses (i), (ii), or (iii)) do not interfere with the performance of your duties and responsibilities to the Company and its Affiliates as provided hereunder. For purposes of this Agreement, except as otherwise expressly provided herein, “Affiliate” means any entity or person directly or indirectly controlled by or in common control with either the

Company or Chinos Holdings, Inc. (“Parent”). For the avoidance of doubt, except with respect to Section 4(c) of this Agreement, “Affiliate” does not include any other portfolio company or investment fund associated with TPG or LGP (each, as defined in the Stockholders Agreement (as defined below)) other than Parent and its subsidiaries.

2. Employment Period.

(a) The Company shall employ you on the terms and subject to the conditions of this Agreement commencing effective as of the Commencement Date and ending on your Termination Date.

(b) Your employment with the Company hereunder may be terminated upon the earliest to occur of the following events: (i) your death or Disability (as defined below), (ii) voluntary termination of employment by you without Good Reason (as defined below) on at least two (2) months’ prior notice, unless waived by the Company, (iii) voluntary termination of employment by you with Good Reason in accordance with the procedure outlined in Section 2(f) below, (iv) termination of employment by the Company without Cause (as defined below) or (v) termination of employment by the Company for Cause. The date on which your employment is terminated hereunder for any reason shall be referred to as the “Termination Date”.

(c)

i. Upon termination of the Employment Period for any reason, (A) the Company shall provide you (or your estate, as the case may be) any earned but unpaid Base Salary (as defined below) as of the Termination Date, any reimbursements owed to you under applicable Company policy and any vested amounts arising from your participation in, or vested benefits under, any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such benefit plans, programs, or arrangements (such amounts or benefits to be provided within 30 days following your Termination Date or on such later date as may be required pursuant to the applicable employee benefit plans, programs or arrangements), and (B) with respect to any equity grants outstanding as of the Termination Date, except as provided herein, the treatment of such equity grants shall be determined in accordance with the terms and conditions of the applicable grant agreement pursuant to which such equity awards were granted to you.

ii. If the Company terminates the Employment Period without Cause or you terminate the Employment Period with Good Reason, the Company shall provide you with the following severance benefits (the “Severance Benefits”) (it being understood that the payment of such Severance Benefits shall only commence, in accordance with the timing provisions set forth below, upon your “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (the “Code”)): (i) continuation of your Base Salary as in effect immediately prior to such termination (without taking into account any reduction resulting in Good Reason or otherwise reduced in anticipation of such termination) (your “Ending Base Salary”) for a period of eighteen (18) months following your Termination Date (the “Severance Period”), payable in accordance with the regular payroll practices of the Company, (ii) continuation of your medical benefits (including those of your spouse and dependents, if applicable) during the Severance Period, which medical benefits the

Company may elect to provide by making a payment to you on a monthly basis equal to an amount that, after all applicable taxes are paid, is equal to the amount of the monthly COBRA premiums incurred by you (including your spouse and dependents, if applicable), if any (the “Continuation Medical Benefit”); (iii) the Annual Bonus (as defined below) earned for the fiscal year immediately prior to the fiscal year that includes the Termination Date, to the extent not yet paid, payable when bonuses are generally paid to employees of the Company, but in no event later than the date that is two and a half (2-1/2) months following the end of the fiscal year with respect to which such Annual Bonus is paid, (iv) an amount equal to 1.5 times your target Annual Bonus, payable in equal monthly installments over the Severance Period, (v) the Annual Bonus for the fiscal year in which your Termination Date occurs that you actually would have been entitled to receive had your employment not been terminated (with any subjective goals being treated as achieved at target), multiplied by a fraction the numerator of which was the number of days that you were employed during such fiscal year, and the denominator of which is 365 (“Pro-Rata Bonus”) payable in cash when bonuses are generally paid to employees of the Company, but in no event later than the date that is two and a half (2-1/2) months following the end of the fiscal year with respect to which such Pro-Rata Bonus was earned, (vi) the unpaid portion of your signing bonus, set forth in Section 3(g) herein, payable as soon as reasonably practicable following your Termination Date, but in no event later than the date that is two and a half (2-1/2) months following the end of the fiscal year in which your Termination Date occurs, (vii) an additional eighteen (18) months’ service credit with respect to management equity, such as stock options or restricted stock units, granted to you whose vesting is based solely on continued employment (i.e., time vesting) and (viii) in the event that the applicable performance conditions are satisfied or a Change of Control occurs within twelve (12) months following your Termination Date, your management equity that vests based on satisfaction of performance conditions shall then vest to the extent such management equity would have vested had you remained employed by the Company through the satisfaction of the applicable performance conditions or the date of the Change of Control, as applicable; provided that the Severance Benefits are subject to and conditioned upon your execution of a valid general release and waiver within sixty (60) days after your termination of employment (and any payment that otherwise would be made within such sixty (60)-day period pursuant to this paragraph shall be paid at the expiration of such sixty (60)-day period) in the form attached hereto as Exhibit A and your compliance with the provisions set forth in Section 4(b) and in all material respects with the provisions of Section 4(c) through (f). For purposes of this Agreement, “Change of Control” shall have the same definition provided under the Stockholders Agreement by and among Parent and certain stockholders of Parent dated March 7, 2011 (as may be amended from time to time, the “Stockholders Agreement”).

iii. Your right to receive the Continuation Medical Benefit shall cease immediately upon your being eligible for coverage under another group health plan with a new employer. You shall immediately notify the Company upon obtaining new employment and provide all information regarding medical coverage reasonably requested by the Company. Except as set forth herein, or in any applicable equity grant documentation, the Company shall have no additional obligations to pay you any severance, termination pay or other similar compensation or benefits.

iv. Notwithstanding the foregoing paragraph, in the event the Company terminates the Employment Period without Cause or you terminate the Employment Period with

Good Reason, and you are a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Termination Date), any amounts payable to you on account of your termination of employment during the six (6)-month period immediately following the date of your “separation from service” within the meaning of Section 409A of the Code (not including any accrued but unpaid Base Salary as of your Termination Date) that constitute the payment of nonqualified deferred compensation within the meaning of Section 409A of the Code shall be deferred and accumulated for a period of six (6) months from the date of separation from service and paid in a lump sum on the first day of the seventh month following such separation from service (or, if earlier, the date of your death). In addition, for purposes of clarification, each amount payable to you under this Section 2(c) shall constitute a “separately identified amount” within the meaning of Treasury Regulation Section 1.409A-2(b)(2).

v. Upon termination of your employment for death or Disability (as defined below), you (or your estate, as the case may be) will be entitled receive (1) the Annual Bonus earned for the fiscal year immediately prior to the fiscal year that includes the Termination Date (with any subjective goals being treated as achieved at target), to the extent not yet paid, payable when bonuses are generally paid to employees of the Company, but in no event later than the date that is two and a half (2-1/2) months following the end of the fiscal year with respect to which such Annual Bonus is paid, (2) the Pro-Rata Annual Bonus payable when bonuses are generally paid to employees of the Company, but in no event later than the date that is two and a half (2-1/2) months following the end of the fiscal year with respect to which such Pro-Rata Bonus was earned, (3) the unpaid portion of your signing bonus, as described in Section 3(g) herein, payable as soon as reasonably practicable following such termination, but in no event later than the date that is two and a half (2-1/2) months following the end of the year your Termination Date occurs, (4) a pro-rata portion of the unpaid Performance Incentive Bonus (pro-rated based on actual performance relative to the applicable performance goals), payable as soon as reasonably practicable after the Termination Date, but in no event later than the date that is two and a half (2-1/2) months following the end of the fiscal year with respect to which such Pro-Rata Bonus was earned, and (5) all of the outstanding management equity granted to you by the Company that is subject solely to service-based vesting conditions shall be treated as fully satisfying such conditions and shall be pro-rated for the portion of the vesting period completed as of the date of your death or Disability; provided, that the benefits provided under this Section 2(c)(v) are subject to and conditioned upon your (or your estate’s, as applicable) execution of a valid general release and waiver within sixty (60) days after such termination of employment (and any payment that otherwise would be made within such sixty (60)-day period pursuant to this paragraph shall be paid as set forth herein, but no earlier than the expiration of any revocation period applicable to the release) in the form attached hereto as Exhibit A and your (and to the extent applicable, your estate or beneficiary’s) compliance with the provisions set forth in Section 4(b) and in all material respects with the provisions of Section 4(c) through (f). For avoidance of doubt, the payments hereunder are without duplication in respect of any other payments otherwise provided for in this Agreement.

vi. Upon termination of your employment without Cause or with Good Reason within twenty-four (24) months following a Change of Control, all outstanding management equity that is granted to you by the Company that is subject solely to service-based vesting conditions (i.e., time vested) will become fully vested. For avoidance of doubt, for purposes of any vesting of management equity under this Section 2(c), management equity that is subject to performance-based vesting conditions will be vested only to the extent (except as specifically provided in Section 2(c)(ii) hereof) that the performance conditions have been satisfied prior to the termination of employment as set forth in the applicable grant agreement.

vii. In the event of your termination of employment by the Company without Cause, by you with Good Reason or as a result of your death or Disability prior to the grant of the equity awards set forth in Section 3(e) below, the shares shall be granted to you when such grant would have been otherwise made and your employment shall be treated for purposes of vesting of the grant as terminating immediately following the date of grant and the vesting credit provisions of this Section 2(c) shall apply.

(d) For purposes of this Agreement, the term “Cause” shall mean (i) an act of material dishonesty made by you in connection with your responsibilities as an employee; (ii) the conviction of or plea of nolo contendere to a felony or any crime involving fraud, embezzlement or any or act of moral turpitude, (iii) willful misconduct or gross negligence in connection with the performance of your duties as an employee of the Company, (iv) a willful and material breach of this Agreement, including without limitation, your refusal to perform your duties and responsibilities hereunder (other than as a result of illness), after you have been given written notice specifying such breach and at least thirty (30) days to cure such breach, to the extent reasonably susceptible to cure, (v) a fraudulent act or omission by you adverse to the reputation of the Company or any Affiliate, (vi) the willful disclosure by you of any Confidential Information (as defined below) to persons not authorized to know same, and (vii) your willful violation of or failure to comply with (A) any material Company policy, including, without limitation, the Code of Ethics and Business Practices, or (B) any legal or regulatory obligations or requirements, including, without limitation, failure to provide any certifications as may be required by law, provided that with respect to this Section 2(d)(vi), you shall be given thirty (30) days to cure such violation to the extent such violation is reasonably susceptible to cure. If, within ninety (90) days subsequent to the termination of your employment, it is first discovered that your employment could have been terminated for Cause pursuant to sections (i) or (v) of this Section 2(d), your employment shall, at the election of the Company, in its sole discretion, be deemed to have been terminated for Cause in which event the Company shall be entitled to immediately cease providing any Severance Benefits to you or on your behalf and recover any payments previously made to you or on your behalf in the form of Severance Benefits. For purposes of this provision, no act or omission on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or of the Board of Directors of the Parent or by the written direction of counsel to the Company or the Parent shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.

(e) For purposes of this Agreement, the term “Disability” shall mean, as determined by a mutually agreed upon physician, your incapacity due to physical or mental illness or injury, which results in your being unable to perform your duties hereunder for a period of ninety (90) working days within a 180-day period and with such physician determining that such illness or injury is reasonably likely to continue for an indefinite period.

(f) For purposes of this Agreement, the term “Good Reason” shall mean (i) any action by the Company that results in a material diminution in your position, authority, duties or responsibilities as Chief Executive Officer of the Company, as described in Section 1(a) herein, or any subsequent parent operating company of the Company (including any failure to appoint you to the Board or continue you on the Board); (ii) a reduction by the Company in your Base Salary (except as provided in Section 3(a) herein) or a reduction in your Annual Bonus opportunity, or a material failure by the Company to pay you any such amounts when due; (iii) a relocation of your principal place of employment to more than thirty-five (35) miles from the Company’s corporate headquarters (determined at the Commencement Date), and (iv) a material breach of this Agreement or your management equity agreements, in each case without your written consent. Termination of your employment for “Good Reason” shall not be effective (other than with respect to clause (iii) above) until you deliver to the Board a written notice specifically identifying the conduct of the Company which you believe constitutes “Good Reason” in accordance with this Section 2(f) within ninety (90) days of your knowledge of the initial occurrence of each specific event constituting Good Reason and you provide the Board and/or Company at least thirty (30) days to remedy such conduct after receipt of such written notice, and to the extent not cured, you must terminate your employment within thirty (30) days after such failure to cure.

3. Compensation and Benefits.

(a) Base Salary. During the Employment Period, your annual base salary shall not be less than $1,250,000 (“Base Salary”); provided that your annual base salary may be reduced to less than the Base Salary if the annual base salaries in effect for all or the majority of other senior executive officers of the Company are similarly reduced (for the purpose of determining similarly reduced, the reduction shall be measured as a percentage of their base salary prior to such reduction). The Base Salary shall be paid pursuant to regular Company payroll practices for the senior executives of the Company and shall be reviewed annually by the Company. For all purposes herein, “Base Salary” shall mean Base Salary as adjusted pursuant to this Section 3(a).

(b) Bonuses.

i. Annual Bonus. In addition to the Base Salary, for each fiscal year during the Employment Period, you will have the opportunity to earn an annual bonus (“Annual Bonus”) at the following percentages of your Base Salary if both the Company achieves certain performance objectives (which will be determined by the Company for each such fiscal year in accordance with the Company’s bonus plan) and you achieve your performance goals established by the Company: target Annual Bonus of 150% of your Base Salary, up to a maximum bonus based upon the terms of the bonus plan as in effect from time to time. Notwithstanding the foregoing, for each of fiscal years 2017 and 2018, the Annual Bonus will not be less than your target Annual Bonus (for the avoidance of doubt, in determining the Annual Bonus for 2017, Base Salary for 2017 shall be the annual rate of Base Salary rather than the amount of Base Salary actually received in respect of 2017). Any Annual Bonus will be paid only if you are actively employed with the Company and not in breach of this Agreement on the date of actual payment, except that such requirement of continued employment shall not apply to the payment of any Pro-Rata Bonus or any accrued but unpaid Annual Bonus payable pursuant to Section 2(c) hereof.

ii. Performance Incentive Bonus. You will be eligible to earn an additional bonus (the “Performance Incentive Bonus”) in the aggregate amount of four million dollars ($4,000,000), on the following basis: (1) 50% of the Performance Bonus will become vested upon achievement of Adjusted EBITDA (“EBITDA”), determined on a trailing twelve fiscal month basis, of no less than $250 million (“Tranche 1 EBITDA Target”); and (2) 50% of the Performance Bonus will become vested upon achievement of EBITDA, determined on a trailing twelve fiscal month basis, of no less than $300 million (“Tranche 2 EBITDA Target”), provided that in each case that the applicable EBITDA Target is sustained at such level for a period of six (6) fiscal months thereafter, and except as set forth in Section 2(c)(v), Participant has remained in continuous employment from the Commencement Date until such vesting date. The EBITDA Target shall be equitably adjusted in good faith after the date hereof by the Board or the Compensation Committee of the Board to reflect the consequences of future acquisitions and dispositions. In particular, but not in limitation of the foregoing, the Board or the Compensation Committee shall equitably reduce the EBITDA Target in the event of a sale or disposition of Madewell Inc. (“Madewell”), including without limitation by reason of a spin-off and distribution of Madewell stock to the Company’s shareholders. Payment will be made as reasonably practicable following the vesting of the applicable EBITDA Target, but in no event later than two and one-half months following the end of the calendar year in which the vesting date occurs. For this purpose, “Adjusted EBITDA” shall have the same meaning as reported to the SEC on a quarterly basis on Form 8-K.

(c) Employee Benefits. During the Employment Period, you will be entitled to participate in the Company’s benefit package made generally available to other senior executive officers of the Company, subject to the applicable terms of each benefit plan. Currently, the Company’s benefit package includes paid time off days, holidays, life insurance, medical insurance, a matching 401(k) tax deferred savings plan, a flexible spending account, and the associate discount. The Company reserves the right to change these benefits at any time in its sole discretion. You will be entitled to vacation in accordance with the Company’s paid time off policy, such paid time off to be taken at your discretion, subject to the needs of the business.

(d) Business Expense Reimbursement. The Company shall promptly reimburse you for all reasonable business expenses incurred by you in connection with the performance of your duties and responsibilities hereunder upon the presentation of statements of such expenses in accordance with the Company’s policies and procedures as may be in effect from time to time; provided that such reimbursement shall occur no later than the last day of the calendar year following the calendar year in which you incurred the reimbursable expense. You shall be permitted to travel at a level of not less than business class.

(e) Equity. In accordance with the Chinos Holdings, Inc. 2011 Equity Incentive Plan (as amended from time to time, the “Plan”), you will as soon as reasonably practicable following the Commencement Date be granted restricted shares of Class A common stock of Parent (“Parent Stock”) (the form and terms of which have been previously provided to you), (i) 50% of which will be subject to time-based vesting (the service period of which shall commence as of your Commencement Date notwithstanding that the grant may be made at a later date; and (ii)

50% of which shall be subject to performance-based vesting (together, the “Equity Awards”). Except as provided in Section 7(b), the Equity Awards are subject to the Plan, the terms of the award agreements evidencing such Equity Awards (the forms and terms of which have been previously provided to you), the terms of the Stockholders Agreement and other restrictions and limitations generally applicable to common stock of Parent or equity awards held by Company executives or otherwise imposed by law.

(f) Director and Officer Insurance. During the Employment Period, and at all times thereafter during which you remain an executive officer of the Company, the Company or its Affiliates will provide you with directors’ and officers’ insurance liability coverage to cover claims arising from your activities on behalf of the Company and its Affiliates, in the same manner as such insurance is provided to other similarly-situated executive officers or directors of the Company and its Affiliates.

(g) Signing Bonus. The Company shall pay you a signing bonus in two installments: (1) one million one-hundred twenty five thousand dollars ($1,125,000) within thirty days of the Commencement Date (the “First Installment”), provided that if you terminate your employment without Good Reason or the Company terminates your employment for Cause, in either case prior to the one year anniversary of the Commencement Date, you shall be required to repay to the Company the full amount of the First Installment; (2) conditioned on your continued employment on the first anniversary of the Commencement Date (the “First Anniversary”), one million one-hundred twenty five thousand dollars ($1,125,000) within thirty days of the First Anniversary (the “Second Installment”), provided that if you terminate your employment without Good Reason or the Company terminates your employment for Cause, in either case prior to the second anniversary of the Commencement Date, you shall be required to repay to the Company the full amount of the Second Installment; and (3) conditioned on your continued employment on the second anniversary of the Commencement Date (the “Second Anniversary”), seven hundred fifty thousand dollars ($750,000) within thirty days of the Second Anniversary (the “Third Installment”), provided that if you terminate your employment without Good Reason or the Company terminates your employment for Cause, in either case prior to the third anniversary of the Commencement Date, you shall be required to repay to the Company the full amount of the Third Installment. In the event of your termination without Cause or your resignation for Good Reason or your death or termination of employment as a result of Disability, any unpaid installments shall be paid to you (or your estate) as provided in Section 2(c)(ii) and Section 2(c)(v) and no previously paid installments shall be repaid.

4. Additional Agreements; Confidentiality.

(a) As additional consideration for the Company entering into this Agreement, you agree that for a period of twelve (12) months following the Termination Date, you shall not, directly or indirectly, (i) engage (either as owner, investor, partner, employer, employee, consultant or director) in or otherwise perform services for any Competitive Business (as defined below), provided that the foregoing restriction shall not prohibit you from owning a passive investment of (x) not more than five percent (5%) of the total outstanding securities of any publicly-traded company or (y) not more than two percent (2%) of any non-publicly traded entity through mutual funds, private equity funds, hedge funds or similar passive investment vehicles, or (ii) solicit or cause another person or entity to solicit any customers or suppliers of the

Company to terminate or otherwise adversely modify their relationship with the Company. The term “Competitive Business” means each of the companies listed on Exhibit B (including their subsidiaries), as it may be amended from time to time by mutual agreement of the parties. For purposes of this Section 4, the term “Company” means the Company and/or its Affiliates. Notwithstanding the foregoing, you shall not be in violation of this Section 4(a) if your employer merges into, acquires or is acquired by a Competitive Business or a subsidiary or parent of such Competitive Business, provided that you did not know, or have reason to know, of any pending or actual transaction that resulted in such merger or acquisition on or before the date on which you commenced working for such employer. Notwithstanding anything herein to the contrary, the provisions of this Section 4(a) shall not apply in any of the following circumstances: (i) the Company terminates the Employment Period without Cause or (ii) you terminate the Employment Period with Good Reason.

(b) During the Employment Period and for a period of twenty-four (24) months following the Termination Date, you shall not, directly or indirectly, solicit, hire, or seek to influence the employment decisions of, any employee of the Company on behalf of any person or entity other than the Company. Notwithstanding the foregoing, this provision shall not be violated by your providing a personal reference or by you posting a general advertisement not directly specifically at employees of the Company.

(c) You agree that during the Employment Period and thereafter you will hold in strict confidence any proprietary or Confidential Information (as defined below) related to the Company, except to the extent that such Confidential Information (i) becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of your act or omission, (ii) is required to be disclosed by any law, regulation or order of any court, other tribunal, regulatory commission or administrative agency, provided that, to the extent legally permitted, you give prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order prior to such disclosure, (iii) is required to be used or disclosed by you to perform properly your duties under this Agreement or (iv) or is reasonably necessary to be disclosed in connection with any litigation between you and the Company or any of its subsidiaries or Affiliates. For purposes of this Agreement, the term “Confidential Information” shall mean all information of the Company in whatever form which is not generally known to the public, including without limitation, customer lists, trade practices, marketing techniques, fit specifications, design, pricing structures and practices, research, trade secrets, processes, systems, programs, methods, software, merchandising, distribution, planning, inventory and financial control, store design and staffing. Upon termination of your employment, you shall not take, without the prior written consent of the Company, any drawing, specification or other document or computer record (in whatever form) of the Company embodying any Confidential Information and will return any such information (in whatever form) then in your possession.

(d) You agree to deliver promptly to the Company upon termination of the Employment Period for any reason, or at any other time that the Company may so request, all documents (and all copies thereof), whether written, electronic, or in any other form, relating to the business of the Company and all property associated therewith, which you may then possess or have under your control; provided, that notwithstanding anything herein to the contrary, you may retain your calendar, contacts, personal correspondence, compensation documents and all information reasonably needed for tax return preparation. You agree that all sketches, drawings, samples, design samples, designs, patterns, methods, processes, techniques, themes, layouts, mechanicals, trade secrets, copyrights, trademarks, patents, ideas, specifications, business or marketing practices, concepts, strategies and techniques and other material or work product (“Intellectual Property”) created, developed or assembled, whether or not by you, during and in connection with your employment with the Company, shall become the permanent and exclusive property of the Company to be used in any manner it sees fit, in its sole discretion and that all rights to Intellectual Property are vested in the Company. You shall not communicate to the Company any ideas, concepts, or information of any kind (i) which were earlier communicated to you in confidence by any third party, or (ii) which you know or have reason to know is the proprietary information of any third party, or (iii) which is subject to any claim of proprietary interest by any third party. Further, you shall adhere to and comply with the Company’s Code of Ethics and Business Practices. All Intellectual Property created or assembled, whether or not by you, in connection with your employment with the Company shall be the permanent and exclusive property of the Company. You and the Company mutually agree that all Intellectual Property and work product created in connection with this Agreement, which is subject to copyright, shall be deemed to be “work made for hire,” and that all rights to copyrights shall be vested in the Company. If for any reason the Company cannot be deemed to have commissioned “work made for hire,” and its rights to copyright are thereby in doubt, then you agree not to claim to be the proprietor of the work prepared for the Company, and to irrevocably assign to the Company, at the Company’s expense, all rights in the copyright of the work prepared for the Company. You further agree to execute any documentation reasonably necessary to assign over or vest any Intellectual Property in the Company.

(e) You agree that during the Employment Period and thereafter you shall not defame or disparage the Company or any of its Affiliates or their respective officers, directors, members, executives or associates; provided, however, that this Section 4(e) shall not prevent you from having any communications with your immediate family or your financial and tax advisors, accountants or attorneys or from giving testimony that may be required before any court, other tribunal, regulatory commission or administrative agency or pursuant to compulsory process of law or other applicable law or as may be reasonably necessary in connection with any litigation with the Company or any of its Affiliates. The Company agrees that, during the Employment Period and thereafter, it shall not, and it shall cause its executive officers and directors not to, defame or disparage you. For the avoidance of doubt, statements made during the Employment Term in the ordinary course of employment (e.g., performance reviews) shall not result in a violation of this Section 4(e).

(f) You agree that during the Employment Period and thereafter, in the event that you are served with legal process or other request purporting to require you to testify, plead, respond or defend and/or produce documents in connection with any legal or governmental proceeding, threatened proceeding, investigation or inquiry involving the Company or any of its Affiliates or their respective officers, directors, members, executives or associates, you will, if legally permitted: (1) provide testimony or Company documents only if served with a subpoena, court order or similar process from a regulatory agency or with the prior written consent of the Company; (2) within three (3) business days or as soon thereafter as practical, provide oral notification to the Company’s General Counsel of your receipt of such process or request to testify or produce documents; and (3) provide the Company’s General Counsel by overnight delivery service a copy of all legal papers and documents served upon you. You further agree that in the event you are served with such process, you will meet and confer with the Company’s designee(s) in advance of giving such testimony or information. You also agree to reasonably cooperate with the Company and/or, at the Company’s written request, any of its Affiliates and their respective officers, directors, members, executives or associates in connection with any existing, future or threatened litigation or governmental proceeding, investigation or inquiry involving the foregoing parties, whether administrative, civil or criminal in nature, in which and to the extent the Company deems your cooperation reasonably necessary. Any such cooperation shall be subject to your reasonable work and personal commitments and you shall not be required to cooperate against your own legal interests. The Company agrees to promptly reimburse you for your reasonable out-of-pocket expenses incurred in connection with the performance of your obligations under this Section 4(f) (including, to the extent permitted by applicable law, reasonable attorneys’ fees incurred in the event you and the Company mutually agree that independent counsel is appropriate) upon the presentation of statements of such expenses in accordance with the Company’s policies and procedures as may be in effect from time to time for its active employees; provided that such reimbursement shall be paid to you no later than the end of the calendar year immediately following the calendar year in which such expenses were incurred.

(g) You also agree that breach of the provisions provided in this Section 4 would cause the Company to suffer irreparable harm for which money damages would not be an adequate remedy and therefore, if you breach any of the provisions in this Section 4, the Company will be entitled to seek an injunction restraining you from violating such provision without the posting of any bond. If the Company shall institute any action or proceeding to enforce the terms of any such provision, you hereby waive the claim or defense that the Company has an adequate remedy at law and you agree not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law. The foregoing shall not prejudice the Company’s right to require you to account for and pay over to the Company, and you hereby agree to account for and pay over, the compensation, profits, monies, accruals and other benefits derived or received by you as a result of any transaction constituting a breach of any of the provisions set forth in this Section 4 if such breach occurs during the 24-month period following your termination of employment. Without limiting the foregoing, you further agree that, in the event your employment is terminated and you fail to comply with Section 4(a) or 4(b) of this Agreement, the Company shall have the immediate right to cease making any severance payments under Section 2(c) of this Agreement and shall have the right to require you to repay any severance payments that had been paid to you prior to the date of such breach.

5. Representations.

The parties hereto hereby represent and warrant that they have the authority to enter into this Agreement and perform their respective obligations hereunder. You hereby represent and warrant to the Company that (i) the execution and delivery of this Agreement and the performance of your duties hereunder shall not constitute a breach of or otherwise violate any other agreements, arrangements or commitments with any other party to which you are a party or by which you are bound, and (ii) you will not use or disclose any confidential and/or proprietary information or trade secrets obtained by you in connection with your former employments with respect to your duties and responsibilities hereunder. You further represent that you are not aware of any facts or circumstances that would adversely affect your ability to serve as the Company’s Chief Executive Officer.

6. Indemnification.

The Company agrees that if you are made a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), other than any Proceeding related to any contest or dispute between you and the Company or any of its Affiliates with respect to this Agreement or the services described hereunder, by reason of the fact that you are or were an officer or a director of the Company or any subsidiary of the Company or are or were serving at the request of the Company as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, the Company shall indemnify you for, and hold you harmless against, all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by you to the fullest extent authorized by the Company’s Certificate of Incorporation and Bylaws (including, without limitation, the advancement of expenses in accordance with the Company’s Bylaws).

7. Miscellaneous.

(a) Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows:

If to the Company:

J. Crew Group, Inc.

770 Broadway

New York, NY 10003

Attention: General Counsel

If to you:

To the address on file with the Company.

Copy to:

Katzke & Morgenbesser LLP

1345 Avenue of Americas

New York, NY 10105

Attention: Michael S. Katzke

or to such other address as any party may designate by notice to the other.

(b) This Agreement and any other agreement specifically referred to herein constitute the entire agreement between you and the Company with respect to the subject matter hereof and thereof, and supersede and are in full substitution for any and all prior understandings or agreements with respect to the subject matter hereof and thereof. In the event that any provision of this Agreement conflicts with the respective provisions of the Plan, the terms of any of the award agreements evidencing the Equity Awards, or the Stockholders Agreement, the relevant provision contained in this Agreement shall govern. In addition, notwithstanding the terms of the Stockholders Agreement, the Plan, the award agreements evidencing the Equity Awards or any other agreement or policy relating to your employment with the Company, (x) you shall not be subject to any restrictive covenants contained therein to the extent that they are not also contained in this Agreement, and (y) any dispute involving such Plan or the Equity Awards shall be adjudicated in the State of New York in accordance with Section 7(j) hereof except that, in accordance with such Equity Award agreements, Delaware law shall apply.

(c) This Agreement shall inure to the benefit of and be an obligation of the Company’s assigns and Successors (as defined below), provided that, in connection with and notwithstanding any assignment to an Affiliate of the Company, the Company shall continue to be liable and responsible for all of its obligations hereunder, as stated herein, without termination or modification (unless mutually agreed by you and the Company); however you may not assign any of your rights or duties hereunder to any other party other than the assignment to your beneficiaries (or estate) of any amounts due to you following your death. The term “Successor” shall mean, with respect to the Company, any other business entity that, by merger, consolidation, purchase of the assets, or otherwise, acquires all or a material part of its assets. Any assignment by the Company of its rights or obligations hereunder to any Affiliate of or Successor to the Company shall not be a termination of the Employment Period for purposes of this Agreement. Notwithstanding anything herein to the contrary, in the event of any transaction that results in a Successor (other than a transaction in which the Company survives following the transaction), the Company shall require such Successor to assume its obligations under this Agreement in connection with such transaction.

(d) No provision of this Agreement may be amended or waived, unless such amendment or waiver is specifically agreed to in writing and signed by you and an officer of the Company duly authorized to execute such amendment. The failure by either you or the Company at any time to require the performance by the other of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by you or the Company of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

(e) You and the Company acknowledge and agree that each of you has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties and not in favor or against either party.

(f) Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

(g) The Company may withhold from any amounts payable to you hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood, that you shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(h) This Agreement may be executed in two counterparts, both of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(i) The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

(j) This Agreement and all amendments thereof shall, in all respects, be governed by and construed and enforced in accordance with the internal laws (without regard to principles of conflicts of law) of the State of New York. Each party hereto hereby agrees to and accepts the exclusive jurisdiction of any court in New York County or the U.S. District Court for the Southern District of New York in respect of any action or proceeding relating to the subject matter hereof, expressly waiving any defense relating to jurisdiction or forum non conveniens, and consents to service of process by U.S. certified or registered mail in any action or proceeding with respect to this Agreement.

(k) If all, or any portion, of the payments provided under this Agreement, either alone or together with other payments or benefits that you receive or are entitled to receive from the Company or an Affiliate (the “Total Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of Code (“Section 280G”), then the Company, its Affiliates and you shall use customary, reasonable and good faith efforts to avoid all, or any portion, of the Total Payments constituting an “excess parachute payment” within the meaning of Section 280G, by, if available, seeking a vote of stockholders of the Company or an Affiliate, as applicable, in a manner and form that is intended to comply with the stockholder approval procedures set forth in Section 280G(b)(5)(B) of the Code and the regulations thereunder.

(l) It is the intent of the parties that this Agreement be interpreted in a manner that complies with the requirements of Section 409A of the Code. If any provision of this Agreement (or any award of compensation or benefits provided under this Agreement) would cause you to incur any additional tax or interest under Section 409A of the Code, the Company and you shall reasonably cooperate to reform such provision to comply with Section 409A of the Code and the Company agrees to maintain, to the maximum extent practicable without violating Section 409A of the Code, the original intent and economic benefit to you of the applicable provision; provided that nothing herein shall require the Company to provide you with any gross-up for any tax, interest or penalty incurred by you under Section 409A of the Code. Notwithstanding anything herein to the contrary, any amount of expenses eligible for reimbursement pursuant to this Agreement during a calendar year shall not affect the amount of expenses eligible for reimbursement during any other calendar year. In addition, the right to reimbursement pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit. All rights to payments and benefits under this Agreement shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.

(m) Within thirty (30) days following your submission to the Company of a written invoice, the Company shall reimburse you for or pay directly all legal fees reasonably incurred in connection with the negotiation and execution of this Agreement in an amount not to exceed $40,000.

(n) No payments hereunder or under any equity-based agreement of the Company or any of its Affiliates shall be subject to mitigation or any duty to mitigate.

If the terms of this Agreement meet with your approval, please sign and return one copy to me.

Sincerely,

/S/ LYNDA MARKOE
Name:	Lynda Markoe
Title:	Executive Vice President,
Human Resources & Legal

AGREED TO AND ACCEPTED:

/S/ JAMES BRETT
James Brett

Dated: May 31, 2017

EXHIBIT A

General Release

1. General Release of All Claims: In exchange for the Company’s payment and provision of the amounts and benefits described in Section 2(c) of your employment agreement with the Company dated May 30, 2017 (the “Employment Agreement”), as amended from time to time, you voluntarily, fully and unconditionally release and forever discharge the Company and its past and present parents, subsidiaries, affiliates, predecessors, successors, assigns, and their respective officers, directors, employees, agents and plan administrators, in their individual and corporate capacities (hereinafter collectively referred to as “Releasees”) from any and all charges, actions, causes of action, demands, debts, dues, bonds, accounts, covenants, contracts, liabilities, or damages of any nature whatsoever, whether now known or unknown, to whomever made, which you have or may have against any or all of the Releasees for or by reason of any cause, nature or thing whatsoever arising out of or related to your employment with the Company, or the termination of such employment, from the beginning of time up to and including the date on which you sign this Agreement, except as otherwise specifically stated in this Agreement.

Such claims, obligations, or liabilities include, but are not limited to: claims for compensation allegedly due or owing; claims sounding in contract or implied contract; claims for wrongful dismissal; claims sounding in tort; claims arising under common law, civil law, equity, or federal, state, or local statutes or ordinances, including but not limited to, the Age Discrimination in Employment Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; Section 1981 of the Civil Rights Act of 1866; the Equal Pay Act; the Americans with Disabilities Act and/or the Rehabilitation Act of 1973; the Employee Retirement Income Security Act; the WARN Act; the Consolidated Omnibus Budget Reconciliation Act; the Family Medical Leave Act, as amended; the Genetic Information Nondiscrimination Act of 2008; state statutes governing the payment of wages, discrimination in the workplace, or any other statute or laws governing the employer-employee relationship, including but not limited to, the New York State Human Rights Law, the New York Labor Law, the New York State Constitution, the New York Civil Rights Law, the New York wage-hour laws, the New York City Human Rights Law; the Virginia Human Rights Act; the North Carolina Equal Employment Practices Act, the North Carolina Persons with Disabilities Protection Act, the North Carolina Retaliatory Employment Discrimination Act, the North Carolina Wage & Hour Act; any other claim pursuant to any other federal, state or local employment laws, statutes, standards or human rights legislation; or any claim for severance pay, notice, pay in lieu of notice, salary, bonus, incentive or additional compensation, vacation pay, insurance, other benefits, interest, and/or attorney’s fees. You acknowledge that this general release is not made in connection with any exit incentive or other employment termination program offered to a group or class of employees.

Notwithstanding the foregoing, nothing in this Agreement waives your right to (a) pursue a claim that cannot be released by private agreement, including, workers compensation claims, claims arising after the date on which you sign this Agreement, and your right to file administrative charges with certain government agencies; (b) challenge the Company’s failure to comply with its obligation in Paragraph 1 above; (c) your vested and accrued rights under Company qualified retirement, health, or welfare plans; and (d) any rights you may have to indemnification or the protection of directors’ and officers’ liability insurance.

2. No Claims Filed: You represent that you have not filed or permitted to be filed against the Releasees, individually or collectively, any lawsuits, actions or claims, and you covenant and agree that you will not do so at any time hereafter with respect to the subject matter of this Agreement and claims released pursuant to this Agreement (including, without limitation, any claims relating to your employment and/or the termination of your employment).

You understand that nothing in this Agreement shall limit you from filing a charge with, or participating in any investigation or proceeding conducted by, the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission and/or any other federal, state or local agency. However, by signing this Agreement, you hereby waive any and all rights to recover monetary damages in any charge, complaint or lawsuit filed by you or by anyone else on your behalf.

3. Waiver: By signing this Agreement, you acknowledge that:

(a)	You have received and carefully read this Agreement;

(b)	You fully understand all of the terms contained in this Agreement;

(c)	You are freely and voluntarily entering into this Agreement and knowingly releasing the Releasees in accordance with the terms contained in Paragraph 1 above;

(d)	Before signing this Agreement, you were advised of your right and had an opportunity to consult with an attorney of your choice;

(e)

In accordance with Paragraph 1 above, you hereby expressly waive, among other claims, any and all claims arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et seq.), which you have or may have against the Releasees;

(f)

The release of claims described in Paragraph 1, above, of this Agreement does not waive any rights or claims that you may have against the Company and/or the Releasees arising after the date on which this Agreement becomes effective;

(g)	You have received or shall receive something of value from the Company which you would not otherwise be entitled to receive;

(h)

Before signing this Agreement, you were given up to twenty-one (21) calendar days to consider its terms and, should you sign this Agreement without waiting the full 21 days, you attest that your decision in this regard is knowing and voluntary and not induced through fraud, coercion, misrepresentation or a threat to withdraw or alter the offer contained herein, and agree that any changes to this Agreement do not restart the running of the 21 day period;

(i)	The period of time until [DATE], that you had to consider your rights and obligations under this Agreement was reasonable; and

(j)	For a period of seven (7) calendar days following the date on which you sign this Agreement, you may revoke this Agreement; and

(k)

This Agreement, absent its timely revocation, shall become binding on the Company and you on the eighth calendar day following the date on which you sign this Agreement. The Company shall not be required to perform any of its obligations under this Agreement until after your time to revoke this Agreement has expired.

4. Return of Signed Agreement: You should return this signed Agreement to [●], Human Resources, 770 Broadway, New York, NY 10003 by no later than [DATE].

5. Effective Date: You will not receive the benefits identified in Section 2(c) of the Employment Agreement until after the revocation period has expired and this Agreement becomes effective. You have seven (7) days from the date that you sign this Agreement to change your mind. Any revocation within this period must be (a) submitted in writing to the Company; (b) state “I hereby revoke my execution of the General Release”; and (c) be personally delivered to the Company’s Executive Vice President, Human Resources, or mailed to their attention at J. Crew, 770 Broadway, New York, NY 10003 within seven (7) days of the execution of this Agreement.

Very truly yours,

J. CREW

By
[Name / Title]

Received, Read, Understood and Agreed:

James Brett

Dated: _______________, 20__

Acknowledgement of Receipt of

General Release

I acknowledge receiving today a General Release in connection with the termination of my employment with J. Crew. I have been informed of the time periods for my consideration of the Agreement and for its revocation after I sign it if I later change my mind.

Date
James Brett

EXHIBIT B

Competitive Businesses

Abercrombie and Fitch

Aeropostale

Amazon (in respect to fashion)

American Eagle

Ascena

Bonobos

Coach

Cole Haan

Everlane

Fast Retailing

Gap

J. Jill

Kate Spade

Land’s End

PVH

Ralph Lauren

Steven Alan

Talbots

Tory Burch

Urban Outfitters

Vince

Vineyard Vines